                                                                     EXHIBIT 2.1

               __________________________________________________



                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                             Getinge Industrier AB,


                        Getinge Acquisition Corporation


                                      and


                                MDT Corporation


                                  dated as of


                                  May 12, 1996



               __________________________________________________

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
                                   ARTICLE I

                              THE OFFER AND MERGER.........................   1

Section 1.1    The Offer...................................................   1
Section 1.2    Company Actions.............................................   2
Section 1.3    SEC Documents...............................................   3
Section 1.4    Directors...................................................   5
Section 1.5    The Merger..................................................   6
Section 1.6    Effective Time..............................................   7
Section 1.7    Closing.....................................................   7
Section 1.8    Stockholders' Meeting.......................................   7

                                   ARTICLE II

                           CONVERSION OF SECURITIES........................   9

Section 2.1    Conversion of Capital Stock.................................   9
Section 2.2    Exchange of Certificates....................................  10
Section 2.3    Dissenters' Rights..........................................  11
Section 2.4    Intentionally Omitted.......................................  12
Section 2.5    Company Stock Plans.........................................  12

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY............  13

Section 3.1    Representations and Warranties of the Company...............  13


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND THE PURCHASER..........................   36

Section 4.1    Representations and Warranties
               of Parent and the Purchaser.................................  36

                                                                            Page
                                                                            ----
                                   ARTICLE V

                                   COVENANTS..............................   39

Section 5.1    (a)  Interim Operations
                      of the Company......................................   39
               (b)  Other Actions.........................................   43
Section 5.2    Access; Confidentiality....................................   43
Section 5.3    Reasonable Efforts; Notification...........................   44
Section 5.4    No Solicitation............................................   46
Section 5.5    Publicity..................................................   48
Section 5.6    Transfer Taxes.............................................   48
Section 5.7    Indemnification............................................   48
Section 5.8    Benefits...................................................   49

                                   ARTICLE VI

                                   CONDITIONS..............................  50

Section 6.1    Conditions to Each Party's
               Obligation to Effect the Merger.............................  50


Section 6.2    Conditions to the Company's
               Obligation to Effect the Merger.............................  51

                                  ARTICLE VII

                                  TERMINATION..............................  52

Section 7.1    Termination.................................................  52
Section 7.2    Effect of Termination.......................................  53

                                  ARTICLE VIII

                                  MISCELLANEOUS...........................   54

Section 8.1    Fees and Expenses..........................................   54
Section 8.2    Amendment and Modification.................................   55
Section 8.3    Nonsurvival of Representations.............................   55
Section 8.4    Notices....................................................   55
Section 8.5    Interpretation.............................................   56
Section 8.6    Counterparts...............................................   57

                                                                            Page
                                                                            ----
Section 8.7    Entire Agreement; No Third
               Party Beneficiaries; Rights of
               Ownership...................................................  57
Section 8.8    Severability................................................  57
Section 8.9    Governing Law...............................................  57
Section 8.10   Assignment..................................................  57
SECTION 8.11   Enforcement.................................................  58
SECTION 8.12   Extension; Waiver...........................................  58
SECTION 8.13   Procedure for Termination,
               Amendment, Extension or
               Waiver......................................................  58
SECTION 8.14   Fiduciary Duty..............................................  59
SECTION 8.15   Definitions.................................................  59

Annex A   Certain Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


          AGREEMENT AND PLAN OF MERGER, dated as of May 12, 1996, by and among Getinge Industrier AB, a Swedish corporation (the "Parent"), Getinge Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Purchaser"), and MDT Corporation, a Delaware corporation (the "Company").


                                   ARTICLE I

                              THE OFFER AND MERGER

          Section 1.1  The Offer.  As promptly as practicable (but in no event
                       ---------
later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for the outstanding shares of Common Stock, par value $1.25 per share (the "Shares"), of the Company (together with the rights relating thereto) at a price of $4.50 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Annex A hereto.

          The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. Notwithstanding anything to the contrary in clause (iii) of Annex A hereto, the Purchaser shall be required to make a reasonable determination that any of the events set forth in paragraphs (a) through (e) of Annex A shall have occurred in order to refuse payment for tendered Shares or to terminate the Offer in connection with any purported failure to meet a condition specified in such clauses (a) through (e) of Annex A.

          The Purchaser shall not decrease the Offer Price or decrease the number of Shares sought or the minimum number of Shares required to be tendered or change the form of consideration payable in the Offer, impose additional or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments and subject to the penultimate sentence of this Section 1.1) without the prior written consent of the Company, provided, however, that if on the
                                          --------  -------
initial scheduled expiration date of the Offer, which shall be 30 business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date. In addition, the Offer Price may be increased, and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares validly tendered as promptly as practicable; provided, however, that if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares validly tendered and not withdrawn pursuant to the Offer equal more than 80% but less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

          Section 1.2  Company Actions.
                       ---------------

          (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has
(i) unanimously determined that each of the Agreement, the Offer and the Merger (as defined in Section 1.5) is fair to and in the best interests of the stockholders of the Company, (ii) received the opinion of Lehman Brothers Inc., financial advisor to the Company, to the effect that the Offer and the Merger are fair to the stockholders of the Company from a financial point of view,
(iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions") and (iv) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger. The Company has been advised by each of its directors that each director, subject to his fiduciary duties and changes in circumstances, intends to tender pursuant to the Offer all

Shares owned by such Person or to vote all Shares owned by such Person in favor of the Merger.

          (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of all holders of record of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

          Section 1.3  SEC Documents.
                       -------------

          (a) Concurrently with the commencement of the Offer, the Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 in accordance with the Exchange Act with respect to the Offer (the Schedule 14D-1 together with all amendments, supplements and exhibits thereto, including the Offer to Purchase, being collectively the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Purchaser agrees to provide the Company and its counsel in writing with any comments the Purchaser and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel a reasonable opportunity to review and comment on the response of the Purchaser to such comments. Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall contain the recommendation referred to in clause (iv) of Section 1.2(a) hereof; provided,
                                                                    --------
that subject to the provisions of Section 5.4, such recommendation may be withdrawn, modified or amended.

          (b) Parent and the Purchaser will take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the Schedule 14D-9, will comply in all material respects with the provisions of applicable Federal and state securities Laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that Parent and the Purchaser make no representation with respect to information furnished by the Company for inclusion in the Offer Documents and the Company makes no representation with respect to information furnished by Parent or the Purchaser for inclusion in the
Schedule 14D-9. The information supplied in writing by the Company for inclusion in the Offer Documents and by Parent or the Purchaser for inclusion in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Purchaser will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Schedule 14D-9, to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents and the Schedule 14D-9, respectively, if and to the extent that it shall have become false and misleading in any material respect and the Purchaser will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments.

          Section 1.4  Directors.
                       ---------

          (a) Promptly upon the purchase of and payment for any Shares by Parent or any of its Subsidiaries pursuant to the Offer, Parent shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best efforts promptly to cause Parent's designees to be so elected to the Company's Board, and in furtherance thereof, to the extent necessary, increase the size of the Board of Directors. At such time, the Company shall also cause Persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.6 hereof), the parties shall use all reasonable efforts to have at least two members of the Board of Directors who are neither (i) officers of Parent or the Company, nor (ii) designees, stockholders or affiliates of Parent. The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.4(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company in writing, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Parent's designees under Section 1.4(a). The provisions of this Section 1.4(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

          (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who are not officers of Parent or designees, stockholders or affiliates of Parent, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors to approve the actions and Transactions contemplated hereby and the full Board of Directors; provided, that if there shall be no such
                                 --------  ----
directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

          Section 1.5  The Merger.  Subject to the terms and conditions of this
                       ----------
Agreement, at the Effective Time (as defined in Section 1.6 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Delaware.

          Pursuant to the Merger, (x) the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the initial certificate of incorpora-tion of the Surviving Corporation and (y) the By-laws of the Company (the "By-laws"), as in effect immediately prior to the Effective Time, shall be the initial By-laws of the Surviving Corporation. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

          The directors of the Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation.

          Section 1.6  Effective Time.  Parent, the Purchaser and the Company
                       --------------
will cause a Certificate of Merger, or, if applicable, a Certificate of Ownership and Merger (as applicable, the "Certificate of Merger"), to be executed and filed on the date of the Closing (as defined in Section 1.7) (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

              Section 1.7  Closing.  The closing of the Merger (the "Closing")
              --------------------
shall take place at 10:00 a.m., local time, on the later to occur of (a) the day of (and immediately following) the receipt of approval of the Merger by the Company's stockholders, or as soon as practicable after expiration of the Offer if such approval is not required and (b) a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Section 6.1 hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.8  Stockholders' Meeting.
                       ---------------------

          (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

               (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

               (ii) prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the Exchange Act and the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

               (iii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

          (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement and shall use its reasonable efforts to consummate the Merger as promptly as possible after consummation of the Offer.

                             ARTICLE II

                            CONVERSION OF SECURITIES

          Section 2.1  Conversion of Capital Stock.  As of the Effective Time,
                       ---------------------------
by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of the Purchaser:

          (a)  Purchaser Capital Stock.  Each issued and outstanding share of
               -----------------------
capital stock of the Purchaser shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b)  Cancellation of Treasury Stock and Purchaser-Owned Stock.  All
               --------------------------------------------------------
Shares that are owned by the Company or any Subsidiary of the Company and any Shares owned by the Purchaser or any Subsidiary of the Purchaser shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; provided, that Shares held beneficially or of
                                --------
record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company or any Subsidiaries thereof shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares.

          (c)  Exchange of Shares.  Each issued and outstanding Share (other
               ------------------
than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL ("Dissenting Stockholders")) shall be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving

Corporation of the "fair value" of such Shares as determined in accordance with
Section 262 of the DGCL.

          Section 2.2  Exchange of Certificates.
                       ------------------------

          (a)  Paying Agent.  Prior to the Effective Time, Parent shall
               ------------
designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Shares shall become entitled pursuant to Section 2.1(c). Parent shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration as provided herein. All interest earned on such funds shall be paid to Parent.

          (b)  Exchange Procedures.  As soon as reasonably practicable after the
               -------------------
Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the regis-tered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. The right of any stockholder to receive the Merger Consideration shall be subject to and reduced by any applicable withholding Tax obligation.

          (c)  Transfer Books; No Further Ownership Rights in the Shares.  At
               ---------------------------------------------------------
the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d)  Termination of Fund; No Liability.  At any time following six
               ---------------------------------
months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 2.3  Dissenters' Rights.  Notwithstanding anything in this
                       ------------------
Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the "fair value" of such holder's Shares, as provided in Section 262 of the DGCL, such Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.3 and the Company shall give the Parent notice thereof and the Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.

          Section 2.4  [Intentionally Omitted]

          Section 2.5  Company Stock Plans.  (a)  The Company shall, effective
                       -------------------
as of the commencement of the Offer, cause each outstanding employee or director stock option (the "Options") to purchase Shares granted under the Company's 1987 Stock Option Plan, as amended and restated through May 1, 1993 (the "Option Plan"), whether or not then exercisable or vested, to become fully exercisable and vested. The Company shall, effective on or before the consummation of the Offer, cause each Option that is then outstanding to be cancelled.

          (b) All Option Plans shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Section 3.1  Representations and Warranties of the Company.  The
                       ---------------------------------------------
Company represents and warrants to Parent and the Purchaser as follows:

          (a) Organization, Standing and Corporate Power.  Except as set forth
              ------------------------------------------
in Schedule 3.1(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of the Certificate of Incorporation, as amended, and By-laws of the Company, in each case as amended to the date of this Agreement, and has delivered the certificates of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

          (b) Subsidiaries.  Except as set forth in Schedule 3.1(b) of the
              ------------
Company Disclosure Schedule, the list of Subsidiaries of the Company filed by the Company with its most recent Report on Form 10-K is a true and accurate list of all the Subsidiaries of the Company which are required to be set forth therein. All the outstanding shares of capital stock of each Subsidiary are owned by the Company or by another wholly owned Subsidiary of the Company, free and clear of all Liens, except as set forth in Schedule 3.1(b) of the Company Disclosure Schedule.
There are no other companies in which the Company has a direct or indirect ownership interest.

          (c) Capital Structure.  The authorized capital stock of the Company
              -----------------
consists of 20,000,000 shares, par value $1.25 per share and 1,600,000 shares of preferred stock, par value $1.25 per share. At the close of business on May 9, 1996, (i) 6,769,431 Shares and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,200,000 shares were reserved for issuance upon exercise of outstanding Options, and (iii) 1,692,358 shares were reserved for issuance in respect of the Company's Rights Agreement between the Company and Bank of America dated as of February 12, 1990, as amended as of August 1, 1992, between the Company and Chemical Trust Company of California. Except as set forth above, as of the date of this Agreement: (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding; (ii) there were no stock appreciation rights, restricted stock grant or contingent stock grants and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of Shares; (iii) all outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights; and
(iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above and in Schedule 3.1(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or under-taking. There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          (d) Authority; Noncontravention; Company Action.  The Company has the
              -------------------------------------------
requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of two-thirds of the outstanding Shares, to consummate the Merger contemplated by this Agreement.
The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to any necessary approval of this Agreement by the holders of two-thirds of the outstanding Shares. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and general principles of equity and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 3.1(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Transactions contemplated by this Agreement (including the changes in the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation, as amended, or By-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets (including all agreements described pursuant to Section 3.1(u)) or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect or (y) prevent the consummation of any of the Transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") or any other party, is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a Proxy Statement and (z) such reports under Section 13(a) of the Exchange Act in each case to the extent required in connection with this Agreement and the Transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" Laws, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a Material Adverse Effect or (y) prevent the consummation of any of the Transactions contemplated by this Agreement.

          (e) SEC Documents; Financial Statements.  The Company has filed all
              -----------------------------------
reports, proxy statements, forms, and other documents required to be filed with the SEC under the Securities Act of 1933 (the "Securities

Act") and the Exchange Act since January 1, 1993 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with generally accepted accounting principles the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 3.1(e) of the Company Disclosure Schedule and except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

          (f) Information Supplied.  None of the written information supplied or
              --------------------
to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the Proxy Statement, will, and in the case of the Offer Documents, at the time the Offer Documents are filed with the SEC and first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or the Purchaser for inclusion or incorporation by reference therein.

          (g) Absence of Certain Changes or Events.  Except as set forth in
              ------------------------------------
Schedule 3.1(g) of the Company Disclosure Schedule and except as set forth in the SEC Documents filed prior to the date of this Agreement, since March 31, 1995, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, (ii) there has not been any Material Adverse Change in the Company and (iii) neither the Company nor any of its Subsidiaries has taken any of the actions described in Sections 5.1(i), (ii), (iii), (iv), (ix), (xi) or (xii).

          (h) Litigation.  Except as set forth in Schedules 3.1(h) and 3.1(x) of
              ----------
the Company Disclosure Schedule or the SEC Documents or to the extent reserved for as reflected on the Company's financial statements for the year ended March 31, 1995 or otherwise fully covered by insurance, there are (i) no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) no complaints, lawsuits, charges or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, (iii) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company and (iv) except as set forth in the Schedule to this Section, none of the Intellectual Property is subject to any order, writ, judgment, injunction, decree, determination or award that, in the case of each of clauses (i), (ii), (iii) and
(iv) individually or in the aggregate has, or would reasonably be expected to have a Material Adverse Effect on the Company.

          (i) Absence of Changes in Benefit Plans; SEC Disclosure.  Except as
              ---------------------------------------------------
disclosed in Schedule 3.1(i) of the Company Disclosure Schedule, there has not been any adoption or amendment by the Company or any of its Subsidiaries or any ERISA Affiliate (as defined in Section 3.1(j) hereof) of any Benefit Plan (as defined in Section 3.1(j) hereof) since March 31, 1995. Except as disclosed in
Schedule 3.1(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of the Company, a Subsidiary of the Company or any ERISA Affiliate.
All employment, consulting, severance, termination, change in control or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any current or former officer or director of the Company or any of its Subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

          (j) Employee Benefits; ERISA.  (i)  Schedule 3.1(j) of the Company
              ------------------------
Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to (at any time during the past six years) by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any Subsidiary of the Company would be deemed a "single employer" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company, its Subsidiaries or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "Benefit Plans").

          (ii) With respect to each Benefit Plan, the Company has delivered a true and complete copy thereof (including all amendments thereto), as well as true and complete copies of the annual reports, if required under ERISA, with respect thereto for the last completed plan year; the actuarial reports, if required under ERISA, with respect thereto for the last completed plan year; the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions; the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA with respect thereto; if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

          (iii) No material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

          (iv) The PBGC has not instituted proceedings to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

          (v) Except as set forth in Schedule 3.1(j) of the Company Disclosure Schedule, with respect to each Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan do not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

          (vi) Neither the Company, nor any Subsidiary of the Company, nor any ERISA Affiliate, nor any Benefit Plan, nor any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Subsidiary of the Company or any ERISA Affiliate, any Benefit Plan, any such trust, or any trustee or administrator thereof, could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code which would have a Material Adverse Effect.

          (vii) All material contributions which the Company, any Subsidiary of the Company or an ERISA Affiliate are required to make with respect to each Benefit Plan (for which contribution deductions are governed by section 404(a) of the Code) for the plan years of such plans ending with or within the most recent tax year of the Company, the Subsidiary or ERISA Affiliate ended prior to the date of this Agreement either (A) were made prior to the last day of such tax year or (B) have been or will be made subsequent to such last day within the time required by section 404(a)(6) of the Code in order to be deemed to have been made on the last day of such tax year; and all material contribution amounts properly accrued through the Closing Date with respect to the current plan year of each Benefit Plan will be paid by the Company, a Subsidiary of the Company or ERISA Affiliate, as appropriate, on or prior to the Closing Date or will be properly recorded on the Balance Sheet in accordance with Financial Accounting Standards Board Statement No. 87; and no Benefit Plan subject to Title IV of ERISA or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), wheth-er or not waived, as of the last day of the most recent fiscal year of each Benefit Plan ended prior to the date of this Agreement; and all material contributions required to be made with respect thereto (whether pursuant to the terms of any Benefit Plan or otherwise) on or prior to the date of this Agreement have been timely made.

          (viii) No Benefit Plan is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA.

          (ix) Except as set forth in Schedule 3.1(j) of the Company Disclosure Schedule, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

          (x) Each Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code and to the Company's knowledge no event has occurred which would reasonably be expected to adversely affect such qualified or exempt status.

          (xi) Except as set forth in Schedule 3.1(j) of the Company Disclosure Schedule, no Benefit Plan provides death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service (other than (a) coverage mandated by applicable law, (b) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, or (c) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (xii) Except as disclosed in Schedule 3.1(j) of the Company Disclosure Schedule or expressly provided in this Agreement, the consummation of the Transactions contemplated by this Agreement will not (a) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, or any other material payment from the Company, (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (c) require the Company or any ERISA Affiliate to fund or make any payments to any trust or other funding vehicle in respect of any Benefit Plan.

          (xiii) Except as set forth in Schedule 3.1(j) of the Company Disclosure Schedule, there are no pending, or, to the knowledge of the Company, threatened claims by, on behalf of or against any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits) that would have a Material Adverse Effect.

          (xiv) No Benefit Plan of the Company or its Subsidiaries or other arrangement authorizes grants of either stock appreciation rights or restricted stock of the Company and there are no outstanding stock appreciation rights or restricted stock of the Company.

          (xv) Except as set forth in Schedule 3.1(j) of the Company Disclosure Schedule, no Benefit Plan is not subject to ERISA pursuant to Section 4(b)(4) of ERISA. Each Benefit Plan relating to employees not employed in the United States (A) is in compliance with, in all material respects, all requirements of law applicable thereto and the respective requirements of the governing documents of such plan and (B) is fully and properly funded in accordance with, and the assets thereof are held by a person authorized to hold such assets under, applicable law and regulation and the governing documents of such plan except to the extent the failure to be in compliance with the statements in clauses (A) and (B) would not have a Material Adverse Effect.

          (k) Taxes.  (i)  Each of the Company and each of its Subsidiaries has
              -----
filed all Federal, and all material state, local and foreign, income Tax Returns and all other material Tax Returns required to be filed by it. To the knowledge of the Company, all such Tax Returns are complete and correct except where the failure of such Tax Returns to be true and correct would not individually or in the aggregate have a Material Adverse Effect. Each of the Company and each of its Subsidiaries has paid (or the Company has paid on its Subsidiaries' behalf), all Taxes shown as due on such Tax Returns and all material Taxes for which no Tax Return was required to be filed, and has provided adequate reserves in its most recent financial statements contained in the SEC Documents in accordance with generally accepted accounting principles for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements except where the failure to make such filings, pay such taxes or provide for such reserves would not individually or in the aggregate have a Material Adverse Effect.

          (ii) Except as set forth in Schedule 3.1(k) of the Company Disclosure Schedule, no deficiencies for any Taxes have been asserted or assessed against the Company or any of its Subsidiaries, which are not reserved for. To the knowledge of the Company, no governmental authority is presently conducting a Tax audit or investigation with respect to the Company or any of its Subsidiaries, or has asked for an extension or waiver of an applicable statute of limitations. The Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns have been examined by and settled with the Internal Revenue Service for all years through March 31, 1993 and all Tax Returns thereafter are open and subject to examination. Neither the Company nor any of its Subsidiaries within the past five years have filed Tax Returns on a consolidated, combined or unitary basis with any group of entities except the group with which it presently files Tax Returns. With respect to Taxes or any Tax Return, no power of attorney has been executed by the Company or any of its Subsidiaries.

          (iii) Except as set forth in Schedule 3.1.(k) of the Company Disclosure Schedule, no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Internal Revenue Code of 1986, as amended.

          (iv) As used in this Agreement, "Taxes" shall include all Federal, state, local and foreign income, payroll, franchise, property, sales, excise and any and all other Taxes, tariffs, duties, fees, assessments or governmental charges of any nature whatsoever, including interest, additions and penalties. As used in this Agreement, "Tax Returns" shall mean all returns, reports, or similar statements required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (l) No Excess Parachute Payments.  Except as disclosed on Schedule
              ----------------------------
3.1(l) of the Company Disclosure Schedule, no amounts payable as a result of the Transactions contemplated by this Agreement under the Benefit Plans or any other plans or arrangements will constitute a "parachute payment" to a "disqualified individual" as those terms are defined in section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

          (m) Compliance with Applicable Laws. (i) Except as set forth in
              -------------------------------
Schedule 3.1(m) of the Company Disclosure Schedule, (i) to the knowledge of the Company, the Company and each of its Subsidiaries have complied and are presently complying in all material respects with all applicable Laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (Federal, state, local or otherwise) (collectively, "Laws"), including, but not limited to, the Federal Occupational Safety and Health Act, the Federal Food, Drug, and Cosmetic Act, and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of Federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building Laws and ordinances, and neither the Company nor any of its Subsidiaries has received notification of any asserted present or past failure to so comply, except in each case where such non-compliance would not individually or in the aggregate have a Material Adverse Effect.

          (ii) To the knowledge of the Company, each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, there are no appeals nor any other actions pending to revoke any such Permits, and there has occurred no material default or violation under any such Permits except in each case to the extent the failure to have such Permit or the revocation of such Permit or default or violation would not individually or in the aggregate have a Material Adverse Effect.

          (iii) Except as set forth in Schedule 3.1(m)(iii) of the Company Disclosure Schedule, to the knowledge of the Company, each of the Company and its Subsidiaries is, and has been, and each of the Company's former Subsidiaries, while a Subsidiary of the Company, was in compliance in all material respects with all applicable Environmental Laws, except such non-compliance as do not and will not individually or in the aggregate have a Material Adverse Effect. Except as set forth in Schedule 3.1(m)(iii) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions that would reasonably be expected to prevent or interfere with compliance by the Company or its Subsidiaries in the future with Environmental Laws (or Permits issued thereunder) in effect as of the date of this Agreement, except such circumstances or conditions that would not individually or in the aggregate have a Material Adverse Effect.

          (iv) Except as set forth in Schedule 3.1(m)(iv) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received any written claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party, alleging violation of, or asserting any noncompliance with or liability under or potential liability under, any Environmental Laws, except for matters which are no longer threatened or pending and for which the Company or its Subsidiaries are not subject to further requirements pursuant to an administrative or court order, judgment, or a settlement agreement or which would not individually or in the aggregate have a Material Adverse Effect.

          (v) Except as set forth in Schedule 3.1(m)(v) of the Company Disclosure Schedule, to the knowledge of the Company, during the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous

Material in, on, under or affecting such properties except in each case for those which individually or in the aggregate do not and will not have a Material Adverse Effect. Prior to the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property, except in each case for those which individually or in the aggregate would not have a Material Adverse Effect.

          (vi) Schedule 3.1(m)(vi) of the Company Disclosure Schedule identifies all environmental audits, assessments or studies within the possession of the Company or any Subsidiary of the Company with respect to the facilities or real property currently or previously owned, leased or operated by the Company or any Subsidiary of the Company, or to facilities or real property owned or leased by former Subsidiaries of the Company (when such companies were Subsidiaries of the Company), which were conducted within the last five years and which contain information which individually or in the aggregate has a Material Adverse Effect. The Company has furnished to Parent complete and correct copies of all such audits, assessments and studies.

          (vii) Except for leases entered into in the ordinary course of business, as to which no written notice of a claim for indemnity or reimbursement has been received by the Company, and except as set forth on
Schedule 3.1(m)(vii) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify, or hold harmless any Person for or against any Environmental Liabilities and Costs.

          (viii) Neither the Company nor any of its Subsidiaries has treated, stored or disposed of "hazardous waste", as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., analogous state Laws,
                                                  -------
or the regulations promulgated thereunder, such that the Company or any of its Subsid-iaries would be required to obtain a permit under said Laws for such treatment, storage or disposal.

          (n) DGCL Section 203; Other Takeover Statutes; Rights Agreement.  (i)
              -----------------------------------------------------------
The Board of Directors of the Company has duly and validly approved the Offer and Merger contemplated hereby for the purposes of Section 203 of the DGCL. Accordingly, the provisions of Section 203 of the DGCL will not apply to the Offer and Merger contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer or the Merger contemplated hereby.

          (ii) The Board of Directors of the Company has taken all necessary action so that (i) the Rights will not be exercisable, trade separately, or be otherwise affected by the Offer, the Merger or the other Transactions required hereby, (ii) none of Parent and its affiliates will be deemed to be an "Acquiring Person" for purposes thereof in consummating the Offer and Merger and
(iii) a "Distribution Date" shall not occur by virtue of the Offer, the Merger or the other Transactions contemplated hereby. The Company will take any action reasonably requested by Parent to ensure and confirm that the Company, Parent and their respective affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the Offer, the Merger and the other Transactions contemplated hereby on the terms provided herein.

          (o) Voting Requirements.  The affirmative vote of the holders of two-
              -------------------
thirds of all the Shares entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions contemplated by this Agreement.

          (p) Brokers.  No broker, investment banker, financial advisor or other
              -------
Person, other than Lehman Brothers Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (q) Opinion of Financial Advisor.  The Company has received an opinion
              ----------------------------
of Lehman Brothers Inc., to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion will be delivered to Parent. Parent may, upon the prior review and approval of the Company and Lehman Brothers Inc. of such reference, refer to this opinion in the Offer Documents to the extent necessary to comply with the provisions of applicable Federal and state securities laws.

          (r) Intellectual Property.  Schedule 3.1(r) of the Company Disclosure
              ---------------------
Schedule sets forth a true and complete list of all patents, registered and material unregistered trademarks, trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company and its Subsidiaries (collectively, "Intellectual Property Rights"). The Intellectual Property Rights are sufficient to allow each of the Company and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted except where the failure to have such rights would not individually or in the aggregate have a Material Adverse Effect. To the knowledge of the Company, each of the Company and each of its Subsidiaries owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the Transactions contemplated hereby will not alter or impair such ability in any respect which would have a Material Adverse Effect. There is no restriction or encumbrance on the right of the Company to transfer to the Purchaser any of the Intellectual Property Rights, or to grant licenses to the Intellectual Property Rights, other than any such Liens that alone or in the aggregate would not result in a Material Adverse Effect or as disclosed on Schedule 3.1(r) of the Company Disclosure Schedule. To the knowledge of the Company, and except as disclosed on Schedule 3.1(r) of the Company Disclosure Schedule, there are no pending oppositions, cancellations, invalidity proceedings, interference or re-examination proceedings with respect to the Intellectual Property Rights and no such proceedings are threatened. To the knowledge of the Company, and except as disclosed on Schedule 3.1(r) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any other Person challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property Rights. Except as disclosed on Schedule 3.1(r) of the Company Disclosure Schedule, no claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing. Except as disclosed on Schedule 3.1(r) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

          (s) Title to Properties.  Each of the Company and each of its
              -------------------
Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible properties and assets (including the Real Property) in order to allow it to conduct, and continue to conduct, its business as currently conducted except where the failure to have such interests would not have a Material Adverse Effect. To the knowledge of the Company, each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases, except for such breaches of the right to peaceful and undisturbed possession which individually or in the aggregate would not have a Material Adverse Effect. Schedule 3.1(s) of the Company Disclosure Schedule sets forth a complete list of all material real property and material interests in real property owned in fee by the Company or one of its Subsidiaries (the "Fee Properties") and sets forth all material real property and interests in real property leased by the Company or one of its Subsidiaries as of the date hereof (the "Leased Properties," together with the Fee Properties, the "Real Property").

          (i)  Leases in Full Force and Effect.
               -------------------------------

          (A) All material leases executed by the Company or its Subsidiaries as lessee for the Leased Properties are in full force and effect and, except as set forth on Schedule 3.1(s) of the Company Disclosure Schedule, there exist no other landlords of the Leased Properties and the Company and its Subsidiaries have re-ceived no written notices of default from any landlord which default remains uncured as of the date hereof and which individually or in the aggregate would result in a Material Adverse Effect;

          (B) All material leases executed by the Company or its Subsidiaries as lessor for the Real Property are in full force and effect and, except as set forth on Schedule 3.1(s) of the Company Disclosure Schedule, there exist no other tenants of the Real Property and the Company and its Subsidiaries have received no written notices of default from any tenant which default remains uncured as of the date hereof and which individually or in the aggregate would result in a Material Adverse Effect;

          (ii)  Fee Simple Ownership.  The Company and/or its Subsidiaries have
                --------------------
good, valid, marketable and fee simple title to all the Fee Property, free and clear of all Liens, that will continue after the Closing except for such Liens as shown on the title searches relating to such Fee Properties disclosed on
Schedule 3.1(s) of the Company Disclosure Schedule or Liens which do not materially detract from the value or current use of the Fee Property; and

          (iii)  No Variances or Conditions.  There are no variances, special
                 --------------------------
exceptions, easements, or agreements pertaining to the fee properties imposed by, or granted by or entered into by the Company or its Subsidiaries, with or enforceable by any state, county or municipal government, agent or body, any neighborhood or civic group, or any similar body which individually or in the aggregate would have a Material Adverse Effect. No written notice from any city, county or other governmental authority has been received by the Company or its Subsidiaries requiring any work, repair, construction, alteration or installation on, or in connection with, the Real Property which individually or in the aggregate would have a Material Adverse Effect.

          (t) Insurance.  (i)  Set forth in Schedule 3.1(t) of the Company
              ---------
Disclosure Schedule is a complete and accurate list as of the date hereof of all primary, excess and umbrella policies of general liability, fire, products liability, completed operations, employers' liability, workers' compensation, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company and its Subsidiaries as of the date hereof, including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates of the policy; policy number; per occurrence and annual aggregate deductibles or self-insured retention; and per occurrence and annual aggregate limits of liability; and the extent, if any, to which the limits of liability of any products liability or general liability insurance have been invaded or exhausted.

               (ii) All current policies set forth in Schedule 3.1(t) of the Company Disclosure Schedule are in full force and effect, and with respect to all policies, all premiums payable with respect to all periods up to and including the Closing Date have been, or will be, paid, and no notice of cancellation or termination has been received with respect to any such policy except such cancellations or terminations which individually or in the aggregate would not have a Material Adverse Effect.

               (iii) To the Company's knowledge, neither the Company nor any of its Subsidiaries has been refused any insurance by any insurance carrier to which the Company or any of its Subsidiaries have applied for any such insurance or with which they have carried insurance during the last 5
     (five) years, nor has, as of the date hereof, any of the insurance carriers set forth in Schedule 3.1(t) of the Company Disclosure Schedule disclaimed coverage, or defended the Company or any of its Subsidiaries under a reservation of rights with respect to any pending claims, except where any such refusal, disclaimer or defense under a reservation of rights, individually or in the aggregate, would not have a Material Adverse Effect.

          (u) Contracts; Debt Instruments.  Except as set forth in Schedule
              ---------------------------
3.1(u) of the Company Disclosure Schedule, there are no (i) agreements of the Company or any of its Subsidiaries containing an unexpired covenant not to compete or any other restriction on competition applying to the Company or any of its Subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which the Company is a party or (iii) other contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement. To the knowledge of the Company, each of the agreements listed in Schedule 3.1(u) of the Company Disclosure Schedule is a valid and binding obligation of the Company or its Subsidiary, as the case may be, and, limited to the Company's knowledge based on written information received from any party thereto, of each other party thereto, and, to the Company's knowledge, each such agreement is in full force and effect and is enforceable by the Company or its Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except to the extent any covenant not to compete contained therein may be unenforceable. Except to the extent set forth in Schedule 3.1(u) of the Company Disclosure Schedule or to the extent such default individually or in the aggregate would not have a Material Adverse Effect, to the knowledge of the Company, there are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of the Company or any of its Subsidiaries (or, to the knowledge of the Company based on written information received from any party thereto, any other party thereto) under any of the agreements set forth in Schedule 3.1(u) of the Company Disclosure Schedule.

          (v) Labor Relations.   Except to the extent set forth in Schedule
              ---------------
3.1(v) of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company threatened against or affecting the Company or any of its Subsidiaries, and during the past three years there has not been any such action which individually or in the aggregate would have a Material Adverse Effect;
(ii) to the Company's knowledge, no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) the Company or any of its Subsidiaries is not a party to or bound by any collective bargaining agreement with any labor organization and (iv) as of the date hereof (x) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization, (y) to the knowledge of the Company, there is no current union organizing activities among the employees of the Company or any of its Subsidiaries and (z) the Company has not received notice of any pending petition for certification before the National Labor Relations Board with respect to any group of employees who are not currently organized; (v) there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries; (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries, except such grievances which individually or in the aggregate would not have a Material Adverse Effect; and (vii) there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries, except as set forth in Schedule 3.1(j) of the Company Disclosure Schedule and the SEC Documents.

          (w)  Compliance with WARN Act.  Since the enactment of the Worker
               ------------------------
Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), the Company and its Subsidiaries have not incurred any liability under and have complied in all material respect with, the WARN Act. Except as set forth in Schedule 3.1(w) of the Company Disclosure Schedule, none of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN
Act) since October 1, 1995.

          (x)  Products Liability.  As used in this subsection 3.1(x), the term
               ------------------
"Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries, including, without limitation, any product sold in the United States by the Company or any of its Subsidiaries as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer; and the term "Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

          (i) Except as set forth in Schedule 3.1(x) of the Company Disclosure Schedule, there is no pending or to the knowledge of the Company threatened claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a Product is alleged to have a Defect nor, to the knowledge of the Company and its Subsidiaries, is there any valid basis for any such claim, action, suit, inquiry, proceeding, or investigation; except any such claim, action, suit, inquiry, proceeding, or investigation, which would not individually or in the aggregate, have a Material Adverse Effect on the Company or any of its Subsidiaries.

          (ii) Except as set forth in Schedule 3.1(x) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has within the last three years, either voluntarily or at the request of any Governmental Entity, initiated or participated in a recall of any Product, provided post-sale warnings regarding any Product, or sent "dear doctor" letters regarding any Product.

          (y)  No Undisclosed Liabilities.  Except (a) as disclosed in the
               --------------------------
Company SEC Documents, including any exhibits to the SEC Documents, and (b) for liabilities and obligations (x) incurred in the ordinary course of business and consistent with past practice (y) pursuant to the terms of this Agreement or (z) as set forth in Schedule 3.1(y) of the Company Disclosure Schedule, since March 31, 1995 to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, individually or in the aggregate a Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto).

          (z)  Full Disclosure.  To the Company's knowledge, the representations
               ---------------
and warranties made by the Company in this Agreement, or in any documents referenced or delivered pursuant hereto or thereto, does not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein, or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Parent and the Purchaser pursuant hereto were or will be complete and accurate copies of such documents.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                            PARENT AND THE PURCHASER

          Section 4.1  Representations and Warranties of Parent and the
                       ------------------------------------------------
Purchaser.  Parent and the Purchaser represent and warrant to the Company as
- ---------
follows:

          (a) Organization, Standing and Corporate Power.  Each of Parent and
                  ------------------------------------------
and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and the Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Parent.

          (b) Authority; Noncontravention.  Parent and the Purchaser have the
              ---------------------------
requisite corporate power and authority to enter into this Agreement and to consummate the Transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser, as applicable. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the Transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under, (i) the certificate of incorporation or by-laws of Parent or the Purchaser, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Purchaser or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect or (y) prevent the consummation of any of the Transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or the Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or the Purchaser, as the case may be, of any of the Transactions contemplated by this Agreement, except for (i) if required, the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Offer Documents and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iv) as may be required by an applicable state securities or "blue sky" Laws, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a Material Adverse

Effect or (y) prevent the consummation of any of the Transactions contemplated by this Agreement.

          (c) Information Supplied.  None of the information supplied or to be
              --------------------
supplied by Parent or the Purchaser expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, in the case of the
Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC and first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d) Financing.  Parent has a bank commitment to provide the financing
              ---------
for the Offer and the Merger and pursuant to such commitment shall provide the Purchaser with the funds necessary to consummate the Offer and the Merger and the Transactions contemplated thereby in accordance with the terms hereof and thereof (the "Financing Commitment"). A copy of the Financing Commitment letter has been made available to the Company. Parent has accepted the Financing Commitment pursuant to its terms and has paid all fees due thereunder as of the date of this Agreement. Parent and Purchaser acknowledge, however, that they are obligated to accept for payment and promptly pay for all Shares validly tendered pursuant to the Offer, subject to the satisfaction or waiver of the conditions to the Offer, and to consummate the Merger as contemplated by this Agreement, whether or not the funds contemplated by the Financing Commitment are obtained.

          (e) Interim Operations of the Purchaser.  The Purchaser was formed
              -----------------------------------
solely for the purpose of engaging in the Transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby. Parent shall cause Purchaser to fulfill Purchaser's covenants, agreements and obligations under this Agreement.

          (f)  Holding of Shares.  As of the date of this Agreement, and at all
               -----------------
times prior to the consummation of the Offer, Parent, Purchaser and their Affiliates shall not hold any Shares.


                                   ARTICLE V

                                   COVENANTS

          Section 5.1  (a)  Interim Operations of the Company.   Until the
                            ---------------------------------
acquisition of the Shares pursuant to the Offer, except as specifically contemplated by this Agreement, the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course and use all commercially reasonable efforts consistent with good business judgment to preserve intact their current business organizations and, subject to complying with subsections (viii) and (ix) of this Section 5.1(a), keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, the Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule 5.1 of the Company Disclosure Schedule or (iii) as consented to in writing by Parent, which consent shall not be unreasonably withheld (it being understood that, without limiting the ability of Parent to reasonably withhold its consent for any reason, the failure to consent to any transaction that would materially adversely affect the ability of Parent and/or its Affiliates to conduct the business of the Company as contemplated by the Parent or impede the ability of any of the parties hereto to consummate any of the Transactions contemplated hereby shall not be deemed to be unreasonable), after the date hereof and prior to the consummation of the Offer as contemplated herein:

          (i) neither the Company nor any of its Subsidiaries shall, directly or indirectly, amend its Certificate of Incorporation or By-laws or similar organizational documents;

          (ii) neither the Company nor any of its Subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries, or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the Subsidiaries of the Company;

          (iii) neither the Company nor any of its Subsidiaries shall acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries of the Company or any of the Company's Subsidiaries) or (B) any assets, including real estate, except (x) purchases of inventory, furnishings, equipment, fuel and other non-material assets in the ordinary course of business consistent with past practice or (y) expenditures consistent with the Company's current capital budget previously provided to Parent as set forth in Schedule 5.1(a) of the Company Disclosure Schedule (the "Capital Budget");

          (iv) neither the Company nor any of its Subsidiaries shall make any new capital expenditure or expenditures, other than capital expenditures not to exceed, in the aggregate, the amounts provided for capital expenditures in the Capital Budget;

          (v) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business and consistent with past practice or as provided for in the Capital Budget, undertake or agree to undertake any capital expenditures for the construction or acquisition of any plant, manufacturing or distribution facility, equipment, or other real property or fixtures except in the ordinary course of business and consistent with past practice;

          (vi) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business and except as otherwise permitted by this Agreement, modify, amend or voluntarily terminate any material contract or agreement set forth in the SEC Documents to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims;

          (vii) neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business and consistent with past practice;

          (viii) neither the Company nor any of its Subsidiaries shall: (i) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any its Subsidiaries; or (ii) hire or agree to hire any new or additional key employees or officers at an annual salary in excess of $125,000;

          (ix) neither the Company nor any of its Subsidiaries shall, except as required to comply with applicable law or expressly provided in this Agreement,
(A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of this Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice to employees other than directors, officers or senior management personnel and that, in the aggregate, do not result in a significant increase in benefits or compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such action (but in no event shall the aggregate amount of all such increases exceed 3% of the aggregate annualized compensation expense of the Company and its Subsidiaries reported in the most recent audited financial statements of the Company included in the SEC Documents)), (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) except as required by the current terms thereof take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

          (x) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability except as set forth in Schedule 5.1 of the Company Disclosure Schedule; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice;
(iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice); (v) settle any claims in excess of $100,000 other than in the ordinary course of business, in accordance with past practice, and without admission of liability; or (vi) enter into any material commitment or transaction in excess of $100,000 except in the ordinary course of business;

          (xi) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP;

          (xii) neither the Company nor any of its Subsidiaries shall make any material Tax election or settle or compromise any material Tax liability;

          (xiii) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries;or, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality agreement or undertaking to which the Company or any of its Subsidiaries is a party;

          (xiv) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

          (b)  Other Actions.  The Company shall not, and shall not permit any
               -------------
of its Subsidiaries to, take any voluntary action that would result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material manner having a Material Adverse Effect (iii) any of the conditions to the Offer set forth in sections (a) and (c) of Exhibit A not being satisfied (subject to the Company's right to take action specifically permitted by Section 5.4).

          Section 5.2  Access; Confidentiality.  Upon reasonable notice and
                       -----------------------
subject to applicable law and any confidentiality provisions in the Company's contracts as of the date hereof, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, including, at the Parent's discretion, access to conduct environmental investigations on the terms and conditions set forth in letter agreements between the Parent and the Company dated April 26, 1996 and May 10, 1996; provided, however, that the Company shall (and shall cause each of its
- --------  -------
Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to in writing by the Company, unless and until Parent and the Purchaser shall have purchased at least a majority of the outstanding Shares pursuant to the Offer, Parent will be bound by the terms of a confidentiality agreement with the Company, dated September 26, 1995 (the "Confidentiality Agreement").

          Section 5.3  Reasonable Efforts; Notification. (a) Upon the terms and
                       --------------------------------
subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other Transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Entity and the making of all necessary registrations and filings (including filings with any Governmental Entity, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided however, that in connection with any filing or submission or
           -------- -------
other action required to be made or taken by any Party to effect the Merger and all other Transac-tions contemplated hereby, the Company shall not without the prior written consent of Parent commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, materially limits its ability to conduct the business or its ability to retain, the Company or any of its affiliates or any material portion of the assets of the Company. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger or this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the other Transactions contemplated by this Agreement.

          (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect (including in the case of representations or warranties by the Company, the Company receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that
                                                       --------  -------
no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and further provided, that if, within ten business days
                         ------- --------
after receipt of such notice, Parent has not terminated this Agreement pursuant to Section 7.1(d)(iii) or clause (c) of Annex A hereto and Section 7.1(d)(ii), then the breach or failure described in such notice shall be deemed to have been waived by Purchaser and Parent. The Company acknowledges that if after the date of this Agreement the Company receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or inaccurate in any respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

          Section 5.4  No Solicitation.  (a)  The Company shall not, nor shall
                       ---------------
it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, solicit or initiate, or knowingly encourage the submission of, any Takeover Proposal. Notwithstanding the foregoing, and subject to compliance with Section 5.4(c), if prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors, after receiving advice from outside legal counsel to the Company, determines that a failure to act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may (A) furnish information with respect to the Company to any Person in response to an unsolicited request pursuant to a confidentiality agreement with terms and conditions similar to the Confidentiality Agreement and (B) participate in discussions and negotiations regarding any potential Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any director or executive officer of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.4(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means (x) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its Subsidiaries or of any class of equity securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning shares of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the Transactions contemplated by this Agreement, or (y) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger.

          (b) Subject to compliance by the directors with their fiduciary duties, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Offer, this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any definitive agreement to consummate any Takeover Proposal. Notwithstanding the foregoing, in the event prior to the time of acceptance for payment of Shares in the Offer if in the opinion of the Board of Directors, after receiving advice from outside legal counsel to the Company, failure to act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend, or propose to approve or recommend, a Takeover Proposal, or enter into an agreement with respect to a Takeover Proposal, in each case at any time after midnight on the next business day following Parent's receipt of written notice (a "Notice of Takeover Proposal") advising Parent that the Board of Directors has received a Takeover Proposal, specifying the material terms and conditions of such Takeover Proposal and identifying the Person making such Takeover Proposal; provided that the Company shall not enter into a definitive agreement
          --------
to consummate a Takeover Proposal unless the Company shall have furnished Parent with a Notice of Takeover Proposal within the time frame provided in the immediately preceding clause in advance of any date that it intends to enter into such agreement. In addition, if the Company enters into a definitive agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 8.1(b)).

          (c) In addition to the obligations of the Company set forth in paragraph (b) (i) the Company shall advise Parent of any Takeover Proposal, or any proposal with respect to any Takeover Proposal, the material terms and conditions of such Takeover Proposal, and the identity of the Person making any such Takeover Proposal or inquiry.

          (d) The Company shall be entitled, in the exercise of the Board of Directors' fiduciary duties, to notify any Person that has made a Takeover Proposal of the material terms and conditions of any change or modification to the terms and conditions of the Offer or Merger, or of any alternative transaction (a "Responsive Offer"), that may be proposed by Parent, Purchaser or any of their affiliates. Parent and Purchaser agree that all such Responsive Offers shall remain open for at least two full business days after receipt by the Company.

          Section 5.5  Publicity.  The initial press release with respect to the
                       ---------
execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect and except in respect of releases and announcements by the Company in connection with a Takeover Proposal, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions contemplated hereby without the prior consultation of the other party.

          Section 5.6  Transfer Taxes.  All liability for transfer or other
                       --------------
similar Taxes arising out of or related to the Offer and the Merger or the consummation of any other transaction contemplated by this Agreement, and due to the property owned by the Company or any of its Subsidiaries or affiliates ("Transfer Taxes") shall be borne by the Company, and the Company shall file or cause to be filed all Tax Returns (on behalf of itself or its Subsidiaries) relating to such Transfer Taxes which are due and shall use its best efforts to cause the stockholders, to the extent required by law, to cooperate with respect to the filing of such Tax Returns.

          Section 5.7  Indemnification.  The Purchaser and the Surviving
                       ---------------
Corporation agree that all rights to
indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Subsidiaries as in effect as of the Effective Time shall survive the Merger and shall continue in full force and effect for three years after the Effective Time (without modification or amendment, except as required by applicable law), to the fullest extent permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation provided that in any event Purchaser
                                          --------
and Surviving Corporation shall pay and reimburse expenses in advance of the final disposition of any action or proceeding to each Indemnified Party to the fullest extent permitted by law. At the Closing the Surviving Corporation shall expressly and directly assume by written instrument all such obligations. Purchaser shall cause to be maintained in effect for not less than three years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefor polices of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall Purchaser or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.7 any amount per annum in excess of 200% of the aggregate premiums paid in 1995 on an annualized basis for such purpose. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this Section 5.7 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          Section 5.8  Benefits.  For a period of one year following the
                       --------
Effective Time, Purchaser shall, or shall cause the Surviving Corporation to, provide all of the employees of the Surviving Corporation and its subsidiaries with employee benefit plans, programs, policies or arrangements (the "Purchaser Benefit Plans") as are substantially equivalent, in the aggregate, as those currently provided by the Company (the "Current Benefit Plans"), so long as such Current Benefit Plans are not materially more favorable, in the aggregate, than the benefit plans generally provided to employees of companies within the Company's industry. In the event such Current Benefit Plans are materially more favorable, in the aggregate, than the benefit plans generally provided to employees of companies within the Company's industry, Purchaser shall, or shall cause the Surviving Corporation to, provide for a period of one year following the Effective Time to all employees of the Surviving Corporation employee benefit plans that are substantially equivalent, in the aggregate, to the benefit plans generally provided to employees of companies within the Company's industry. Except to the extent that benefits may be duplicated, each Purchaser Benefit Plan shall give full credit for each employee's period of service with the Company and its Subsidiaries prior to the Effective time for all purposes for which such service was recognized under the Company's benefit plans prior to the Effective Time, including, but not limited to, recognition of service for vesting, amount of benefits, eligibility to participate, and eligibility for disability and early retirement benefits (including subsidies relating to such benefits) and full credit for deductibles satisfied under the benefit plans toward any deductibles for the same period following the Effective Time, and shall waive any pre-existing condition limitation for any Company employee covered under a Benefit Plan immediately prior to the Effective Time.


                                   ARTICLE VI

                                   CONDITIONS

          Section 6.1  Conditions to Each Party's Obligation to Effect the
                       ---------------------------------------------------
Merger.  The respective obligation of each party shall be subject to the
- ------
satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

          (a)  Stockholder Approval.  This Agreement shall have been approved
               --------------------
and adopted by the requisite vote of the stockholders of the Company, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger;

          (b)  Statutes; Consents.  No statute, rule, order, decree or
               ------------------
regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger;

          (c)  Injunctions.  There shall be no order or injunction of a court or
               -----------
other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

          (d)  Purchase of Shares in Offer.  Parent, the Purchaser or their
               ---------------------------
affiliates shall have purchased Shares pursuant to the Offer.

          Section 6.2  Conditions to the Company's Obligation to Effect the
                       ----------------------------------------------------
Merger.  The obligation of the Company to effect the Merger shall also be
- ------
subject to the satisfaction, or waiver by the Company, of the following conditions:

          (a) Prior Performance.  The Purchaser and Parent shall have performed
              -----------------
in all material respects its respective obligations under this Agreement required to be performed by it prior to the Effective Time.

          (b) Representations and Warranties.  All representations and
              ------------------------------
warranties of the Purchaser and Parent contained in this Agreement shall have been true and correct in all material respects at the time made, and shall be true and correct in all material respects as though made on and as of such date.

          Parent and Purchaser will furnish the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this Section 6.2 as the Company may reasonably request.

                                  ARTICLE VII

                                  TERMINATION

          Section 7.1  Termination.  This Agreement may be terminated by written
                       -----------
notice and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

               (a)  By the mutual consent of Parent and the Company.

               (b) By either of Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

               (c)  By the Board of Directors of the Company:

               (i) if the Company has entered into a definitive agreement with another party to consummate a Takeover Proposal in accordance with Section 5.4(b), provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses as required herein; or

               (ii) if, prior to the purchase of the Shares pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its obligations contained herein or breaches its representations and warranties in any material respect; or

               (iii) if Parent or the Purchaser shall have terminated the Offer without Parent or the Purchaser (a) purchasing the minimum number of Shares pursuant thereto or (b) failing to pay for the Shares accepted pursuant to the Offer for pur-chase, in either case within 60 days of commencement of the Offer, or if the Offer shall have expired without any Shares being purchased therein; or

               (iv) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iv) if the Company is in material breach of this Agreement.

               (d)  By Parent:

               (i) if prior to the purchase of the Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have entered into a definitive agreement for the consummation of a Takeover Proposal in accordance with Section 5.4(b); or

               (ii) if the Offer shall have terminated or expired without Parent or the Purchaser purchasing any Shares thereunder, provided that
                                                               --------
     Parent or the Purchaser may not terminate this Agreement pursuant to this
     Section 7.1(d)(ii) if Parent or the Purchaser has failed to purchase the Shares in the Offer in violation of this Agreement or the terms of the Offer; or

               (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer.

          Section 7.2  Effect of Termination.  In the event of termination of
                       ---------------------
this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, the Purchaser or the Company, other than the provisions of Section 3.1(p), the proviso of the first sentence and the last sentence of Section 5.2, this Section 7.2 and Sections 8.1, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9, 8.11, 8.12 and 8.15 and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

          Section 8.1  Fees and Expenses.  (a) Except as provided below, all
                       -----------------
fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent all of Parent's reasonably documented out-of-pocket expenses in an amount up to but not to exceed $1,500,000 (the "Expenses") upon demand if (i) Parent or the Purchaser terminates this Agreement under Section 7.1(d)(i), (ii) the Company terminates this Agreement pursuant to Section 7.1(c)(i) or (iii) prior to any termination of this Agreement, a Takeover Proposal shall have been made and within nine months of the termination of this Agreement a transaction constituting a Takeover Proposal is consummated with respect to, or the Company enters into an agreement with respect to, or approves or recommends a Takeover Proposal, in each case, made prior to any termination of this Agreement; provided, however, that in the case of (iii) above in this paragraph (b) such Expenses shall not be paid if such transaction has a value to the stockholders of the Company equivalent to or less favorable than the proposed Offer and Merger and, provided, further, that no payment shall be made if this Agreement
            --------  -------
has been terminated pursuant to Section 7.1(c)(ii), Section 7.1(c)(iii)(b) and
Section 7.1(c)(iv) hereof. In addition, if prior to any termination of this Agreement, any Person or group purchases or otherwise acquires, directly or indirectly, beneficial ownership of more than 20% or more of the outstanding voting securities of the Company and additionally, if at any time within 12 months following the termination of this Agreement any such Person or group consummates a transaction that would otherwise constitute a Takeover Proposal, there shall be paid to Parent immediately prior to the consummation of such transaction the Expenses (provided that no such payment shall be made if this Agreement has been terminated pursuant to Section 7.1(c)(ii) hereof). The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment (not to be in excess of the amount set forth above) upon delivery of reasonable documentation therefor.

          For purposes of this Section 8.1(b), "Takeover Proposal" shall mean Takeover Proposal as defined only in subsection (x) of the last sentence of
Section 5.4(a).

          Section 8.2  Amendment and Modification.  Subject to applicable law,
                       ---------------------------
this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (which in the case of the Company shall include approvals as contemplated in Section 1.4(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the
        --------  -------
stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

          Section 8.3  Nonsurvival of Representations and Warranties.  None of
                       ---------------------------------------------
the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date of the Merger.

          Section 8.4  Notices.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed given upon receipt, and shall be given to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Parent or the Purchaser, to:

                    Getinge Industrier AB
                    S-31044 Getinge
                    Sweden
                    Attn:  Carl Bennet

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York  10022
                    U.S.A.
                    Attn:  Bertil Lundqvist, Esq.

               (b)  if to the Company, to:

                    MDT Corporation
                    Stratford Hall, Suite 200
                    1009 Slater Road
                    Durham, NC  27703
                    U.S.A.
                    Attn:  J. Miles Branagan

                    with a copy to:

                    O'Melveny & Myers
                    400 South Hope Street
                    Los Angeles, CA  90071-2899
                    U.S.A.
                    Attn:  C. James Levin, Esq.

          Section 8.5  Interpretation.  When a reference is made in this
                       --------------
Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by
the words "without limitation".   As used in this Agreement, the term
"affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange
Act.   As used in this Agreement, any reference to any event, change or effect being material or having a Material Adverse Effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the consolidated financial condition, businesses or results of opera-tions of such entity (or, if used with respect thereto, of such group of entities taken as a whole).

          Section 8.6  Counterparts.  This Agreement may be executed in two or
                       ------------
more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 8.7  Entire Agreement; No Third Party Beneficiaries; Rights of
                       ---------------------------------------------------------
Ownership.  This Agreement and the Confidentiality Agreement (including the
- ---------
documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.6 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 8.8  Severability.  If any term, provision, covenant or
                       ------------
restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 8.9  Governing Law.  This Agreement shall be governed by and
                       -------------
construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 8.10  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 8.11  Enforcement.  The parties agree that irreparable damage
                        -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

          SECTION 8.12  Extension; Waiver.  At any time prior to the Effective
                        -----------------
Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.2, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 8.13  Procedure for Termination, Amendment, Extension or
                        --------------------------------------------------
Waiver.  A termination of this Agreement pursuant to Section 7.1, an amendment
- ------
of this Agreement pursuant to Section 8.2 or an extension or waiver pursuant to
Section 8.12 shall, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the
                                               --------  -------
event that Purchaser's designees are appointed or elected to the Board of Directors of the Company as provided in Section 1.4, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, except as otherwise contemplated by this Agreement the affirmative vote of a majority of the directors of the Company that were not designated by Parent or Purchaser shall be required by the Company to amend this Agreement by the Company.

          SECTION 8.14  Fiduciary Duty.  Notwithstanding anything to the
                        --------------
contrary in this Agreement, no provision of this Agreement shall be construed to prevent the exercise by any director of the Company (or the Company's actions thereon) of his or her fiduciary duties as contemplated to be exercised by
Section 5.4 hereof.

          SECTION 8.15  Definitions.  For purposes of this Agreement:
                        -----------

"Acquiring Person" has the meaning assigned thereto in Section 3.1(n).

"Affiliate" of any Person means any other Person that controls (as such term is defined in the Exchange Act), is controlled by or is under common control with such Person.

"Benefit Plans" has the meaning assigned thereto in Section 3.1(j).

"By-laws" means the by-laws of MDT Corporation.

"Certificate of Incorporation" has the meaning assigned thereto in Section 1.5.

"Certificate of Merger" has the meaning assigned thereto in Section 1.6.

"Certificates" has the meaning assigned thereto in Section 2.2.

"Closing" has the meaning assigned thereto in Section 1.7.

"Closing Date" has the meaning assigned thereto in Section 1.7.

"Code" means the Internal Revenue Code of 1986.

"Company" means MDT Corporation.

"Confidentiality Agreement" has the meaning assigned thereto in Section 5.2.

"Defect" has the meaning assigned thereto in Section 3.1(x).

"DGCL" means the Delaware General Corporation Law.

"Dissenting Stockholders" has the meaning assigned thereto in Section 2.1(c).

"Distribution Date" has the meaning assigned thereto in Section 3.1(n).

"Effective Time" has the meaning assigned thereto in Section 1.6.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Environmental Laws" means all foreign, Federal, state and local Laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants.

"Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or entity, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, including any Environmental Law, or arising from a violation of Environmental Laws or the Release of Hazardous Materials into the environment.

"ERISA Affiliate" has the meaning assigned thereto in Section 3.1(j).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Expenses"  has the meaning assigned thereto in Section 8.1.

"Fee Properties" has the meaning assigned thereto in Section 3.1(s).

"Financing Commitment"  has the meaning assigned thereto in Section 4.1(d).

"Governmental Entity" has the meaning assigned thereto in Section 3.1(d).

"Hazardous Materials" means all substances defined as hazardous substances in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
(S) 300.5, or substances defined as hazardous substances, hazardous materials, toxic substances, hazardous wastes, pollutants or contaminants, under any Environmental Law, or substances regulated under any Environmental Law, including, but not limited to, petroleum (including crude oil or any fraction thereof), asbestos, and polychlorinated biphenyls.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

 "Intellectual Property Rights" has the meaning assigned thereto in Section 3.1(r).

"Laws" has the meaning assigned thereto in Section 3.1(m).

"Leased Properties" has the meaning assigned thereto in Section 3.1(s).

"Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "Lien" shall not include
- --------  -------

     (i) liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith;

     (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business;

     (iii) any interest or title of a lessor (or its creditors) or lessee under any lease (including any lien granted by such lessor or lessee and any lien arising under Article 2 of the Uniform Commercial Code or the filing of any Uniform Commercial Code financing statement with respect to any such lease); or

     (iv) all liens approved in writing by the other party hereto.

"Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that has a material adverse effect on (a) the business, properties, assets, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (b) the ability of the Company or Parent to perform its obligations hereunder.

"Merger" has the meaning assigned thereto in Section 1.5.

"Merger Consideration" has the meaning assigned thereto in Section 2.1.

"Minimum Condition" has the meaning assigned thereto in Annex A.

"Notice of Takeover Proposal"  has the meaning assigned thereto in Section
5.4(b).

"Offer" has the meaning assigned thereto in Section 1.1.

"Offer Documents" has the meaning assigned thereto in Section 1.3.

"Offer Price" has the meaning assigned thereto in Section 1.1.

"Offer to Purchase" has the meaning assigned thereto in Section 1.1.

"Option Plan" has the meaning assigned thereto in Section 2.5(a).

"Options" has the meaning assigned thereto in Section 2.5(a).

"Parent" means Getinge Industrier AB.

"Paying Agent" has the meaning assigned thereto in Section 2.2(a).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permits" has the meaning assigned thereto in Section 3.1(m)(ii).

"Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

"Product" has the meaning assigned thereto in Section 3.1(x).

"Proxy Statement" has the meaning assigned thereto in Section 1.8.

 "Purchaser" means Getinge Acquisition Corporation.

"Real Property" has the meaning assigned thereto in Section 3.1(s).

"Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

"Rights" means the Common Stock Purchase Rights issued by the Company pursuant to the Rights Agreement.

"Rights Agreement" means the agreement dated February 12, 1990, between the Company and Bank of America, N.T. & S.A., as amended pursuant to the agreement dated August 1, 1992, between the Company and Chemical Trust Company of California as successor rights agent.

"Schedule 14D-9" has the meaning assigned thereto in Section 1.3.

"SEC" means the United States Securities and Exchange Commission.

"SEC Documents" has the meaning assigned thereto in Section 3.1(e).

"Secretary of State" means the Secretary of State of Delaware.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" has the meaning assigned thereto in Section 1.1.
"Special Meeting" has the meaning assigned thereto in Section 1.8.

"Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other entity in which such Person (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, (ii) is entitled to elect at least a majority of the Board of Directors or similar governing body, or (iii) is a general partner.

"Surviving Corporation" means MDT Corporation.

"Takeover Proposal" has the meaning assigned thereto in Section 5.4(a).

"Tax Returns" has the meaning assigned thereto in Section 3.1(k)(iv).

"Taxes" has the meaning assigned thereto in Section 3.1(k)(iv).

"Transactions" has the meaning assigned thereto in Section 1.2(a).

"Transfer Taxes"  has the meaning assigned thereto in Section 5.6.

"WARN Act" has the meaning assigned thereto in Section 3.1(w).

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              GETINGE INDUSTRIER AB

                              By: /s/ Carl Bennet
                                  -------------------------
                                  Name:  Carl Bennet
                                  Title:  Managing Director


                              GETINGE ACQUISITION CORPORATION


                              By: /s/ Lars-Peter Harbing
                                  -------------------------
                                  Name:  Lars-Peter Harbing
                                  Title:  President


                              MDT CORPORATION


                              By: /s/ J. Miles Branagan
                                  ------------------------
                                  Name:  J. Miles Branagan
                                  Title:  President

                                                                         ANNEX A
                                                                         -------



          Certain Conditions of the Offer.  Notwithstanding any other provisions
          -------------------------------
of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute at least 662/3% of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act has not expired or terminated, or (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser, in its sole discretion but subject to the provisions of the Merger Agreement, to have occurred:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign Federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (l) prohibits, or imposes any material limitations, other than limitations generally affecting the industries in which the Company and Parent conduct their business, on, Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of the Company's businesses or assets as a whole, or compels Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the material delay in the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase a material amount of the Shares, or (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities in the NASDAQ National Market System, for a period in excess of three hours, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden (whether or not mandatory), (3) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Sweden and having a Material Adverse Effect or materially adversely affecting or delaying the Offer, (4) any limitation (whether or not mandatory) by any Swedish or United States governmental authority on the extension of credit by banks or other financial institutions in a manner which prohibits the extension of funds under the Financing Commitment,
(5) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) (1) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, (2) the Company shall have failed to comply with its covenants and agreements under the Merger Agreement in all material respects or
(3) there shall have occurred any events or changes which have had individually or in the aggregate a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; provided, however, that for purposes of determining the trueness and correctness of the representations and warranties under clause (c)(1) and for purposes of clause (c)(3), no change or effect shall be deemed a Material Adverse Effect to the extent that such change or effect arises (i) from developments, events or changes arising out of the Transactions and specifically relating to Parent as the acquiror of the Company or (ii) from general economic conditions or matters gener-ally affecting the industries in which the Company conducts its business;

          (d) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or the Board of Directors of the Company, upon request of the Purchaser, shall fail to reaffirm such approval or recommendation or shall have resolved to do any of the foregoing; or

               (e) the Merger Agreement shall have terminated in accordance with its terms;

which in the sole judgment of Parent or the Purchaser but subject to the provisions of the Merger Agreement, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such conditions makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

          Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by the Purchaser or, subject to the terms of the Merger Agreement may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser provided that the condition set forth in clause (e) above may be waived only by the mutual consent of Parent or Purchaser and the Company. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                             LIST OF SCHEDULES TO
                         AGREEMENT AND PLAN OF MERGER
                           DATED AS OF MAY 12, 1996
                                 BY AND AMONG
                            GETINGE INDUSTRIER AB,
                        GETINGE ACQUISITION CORPORATION
                              AND MDT CORPORATION

     --------------------------------------------------------------------

SCHEDULES:

3.1(a)             Organization, Standing and Corporate Power
3.1(b)             Liens
3.1(c)             Issuance of Additional Voting Stock
3.1(d)             Authority; Noncontravention
3.1(e)             Other Liabilities
3.1(g)             Material Adverse Changes
3.1(h)             Litigation
3.1(i)             Benefit Plans & Amendments
3.1(j)             Bonus, Incentive & Benefit Plans
3.1(k)             Tax Deficiencies
3.1(l)             Parachute Payments
3.1(m)             Legal Compliance
3.1(r)             Intellectual Property
3.1(s)             Real Property
3.1(t)             Insurance
3.1(u)             Contracts/Debt Instruments
3.1(v)             Labor Relations
3.1(w)             Compliance with WARN Act
3.1(y)             Liabilities Likely to Have a Material Adverse Effect
5.1                Interim Operations of the Company